EXHIBIT 8.2
May 23, 2006
Valor Communications Group, Inc.
Las Colinas Tower I
201 E. John Carpenter Frwy.
Suite 200
Irving, Texas 75062
Ladies and gentlemen:
     We have acted as tax counsel to Valor Communications Group, Inc., a Delaware corporation (“Valor”), in connection with the merger of ALLTEL Holding Corp., a Delaware corporation that is a newly formed, wholly owned subsidiary of Alltel (“Spinco”), with and into Valor (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of December 8, 2005 (the “Merger Agreement”), among Valor, Spinco and ALLTEL Corporation, a Delaware corporation (“Alltel”). The Merger will be preceded by (1) the contribution of the stock of subsidiaries holding Alltel’s wireline telecommunications business (the “Wireline Business”) to Spinco in exchange for common stock of Spinco, cash in the form of a special dividend and debt securities of Spinco (the “Contribution”), (2) the pro-rata distribution of all of the Spinco common stock by Alltel to its shareholders, pursuant to the Distribution Agreement between Alltel and Spinco, dated as of December 8, 2005 (the “Distribution”), and (3) the transfer by Alltel of the Spinco debt securities to Alltel’s creditors in exchange for outstanding debt of Alltel (the “Debt Exchange”). In that capacity, we are delivering this opinion to you in connection with the Registration Statement of Valor Communications Group, Inc. on Form S-4 and in connection with the Registration Statement of ALLTEL Holding Corp. on Form S-1 (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.
     In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness, both initially and continuing as of the Effective Time (as defined in the Merger Agreement), of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the request by Alltel and Valor for rulings from the Internal Revenue Service (the “IRS”), dated December 23, 2005, as subsequently supplemented by the letters dated March 6, March 15 and April 6, 2006, including all exhibits and enclosures thereto (the “Ruling Request”), (ii) the private letter ruling (PLR-100049-06) issued by the IRS to Alltel on April 7, 2006 and the private letter ruling (PLR-120508-06) issued by the IRS to Valor on April 21, 2006 (the “Rulings”), (iii) the officer’s certificates from each of

Valor Communications Group, Inc.
May 23, 2006

Alltel and Valor dated as of the date hereof (the “Officer’s Certificates”), (iv) the Registration Statements, including the exhibits thereto, (v) all agreements included as exhibits to the Merger Agreement (the “Agreements”) and (vi) such other documents and records as we deem necessary or appropriate as a basis for this opinion. In addition, we have relied upon the accuracy and completeness, both initially and continuing as of the Effective Time, of certain statements, representations, covenants and agreements made by Alltel, Spinco and Valor, including factual statements and representations set forth in the Officer’s Certificates. For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be as of the Effective Time, true, correct and complete without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing effectiveness and validity of the Rulings and the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Alltel, Spinco and Valor, including those set forth in the Officer’s Certificates, and we have assumed that the Officer’s Certificates will be re-executed by appropriate officers as of the Effective Time.
          In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic or facsimile copies, and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Contribution, the Distribution and the Merger will be consummated in accordance with the Agreements and the Rulings and as described in the Ruling Request and the Registration Statements, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time.
          In rendering our opinion, we have considered applicable provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the IRS and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.
          Based solely upon and subject to the foregoing, we are of the opinion that, under current law, for United States federal income tax purposes:
1.	The Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, provided that the Merger qualifies as a statutory merger under applicable law. Spinco and Valor each will be “a party to such reorganization” within the meaning of Section 368(b) of the Code.

2.	Spinco will not recognize gain or loss on the transfer of its assets to Valor, and the assumption by Valor of the liabilities of Spinco, in the Merger.

Valor Communications Group, Inc.
May 23, 2006

3.	Valor will not recognize gain or loss on the receipt of Spinco assets in exchange for Valor common stock in the Merger.

4.	Valor’s basis in each asset received in the Merger will equal the basis of that asset in the hands of Spinco immediately before its transfer.

5.	Valor’s holding period in each asset received by Valor in the Merger will include the period during which Spinco held that asset.

6.	Valor will succeed to and take into account those attributes of Spinco described in Section 381(c) of the Code. These items will be taken into account by Valor subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

7.	No gain or loss will be recognized by the Spinco shareholders on the receipt in the Merger of Valor common stock in exchange for Spinco common stock.

8.	A Spinco shareholder who receives cash in lieu of a fractional share will recognize gain or loss measured by the difference between the basis allocated to the fractional share transferred, as determined below, and the amount of cash received. Any gain or loss will be treated as capital gain or loss, provided such fractional share will be held as a capital asset on the date of the Distribution.

9.	Each Spinco shareholder’s basis in the Valor common stock received will be the same as the basis of the share or shares (or allocable portions thereof) of Spinco common stock exchanged therefor, allocated in the manner described in Regulation Section 1.358-2.

10.	Each Spinco shareholder’s holding period in the Valor common stock received in the Merger will include the holding period in the Spinco common stock exchanged therefor, provided the Spinco common stock is held as a capital asset on the date of the Merger.
          This opinion is delivered to you in connection with the transactions referred to herein. Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Contribution, the Distribution or the Merger or of any transaction related to or contemplated by the Contribution, the Distribution or the Merger. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the use of our name under the heading “Legal Matters” in the Registration Statements. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
          This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.
Very truly yours,
Kirkland & Ellis LLP